Exhibit 99.1

Hatteras Financial Corp. Announces First Quarter 2010 Financial Results

For Immediate Release

WINSTON-SALEM, N.C. – (BUSINESS WIRE) – Hatteras Financial Corp. (NYSE: HTS) (“Hatteras” or the “Company”) today announced financial results for the quarter ended March 31, 2010.

First Quarter 2010 Highlights

•	Net income of $1.21 per diluted share

•	Net return on average equity of 18.57%

•	Declared a $1.20 per share dividend

•	Average net interest spread of 2.59%

•	Quarter end book value per share of $25.48

•	Annualized rate of scheduled and unscheduled principal repayments of 36.04%

•	Annualized total expense ratio of 1.31% of shareholders’ equity

First Quarter 2010 Results

During the quarter ended March 31, 2010, the Company earned $1.21 per diluted share on net income of $43.7 million, compared to $1.28 per diluted share on net income of $46.3 million during the quarter ended December 31, 2009. The Company had more earning assets and a slightly lower cost of funds during the first quarter of 2010 as compared to the fourth quarter of 2009, the benefit of which was offset by higher premium amortization and lower yields on new assets.

Net interest income for the quarter ended March 31, 2010 was $45.8 million, compared to $49.5 million for the quarter ended December 31, 2009. The Company’s average earning assets increased to $6.7 billion for the first quarter of 2010 from $6.5 billion in the previous quarter, and the net interest margin decreased to 2.59% for the first quarter of 2010 from 2.90% in the previous quarter. The decrease in the net interest margin was driven in large part by the lower asset yields resulting from the March spike in repayments. The Company’s average repurchase agreement (repo) rate was relatively flat in the first quarter of 2010 compared to the previous quarter, and at March 31, 2010, was 0.25% on all outstanding short-term (less than 30 days) repo positions. Operating expenses were $3.1 million for the first quarter versus $3.2 million for the fourth quarter of 2009. This equates to an annualized expense ratio of 1.31% of shareholders’ equity based on average equity for the quarter ended March 31, 2010.

“We continue to be very pleased with the way the company is performing. As expected, our first quarter did see an increased rate of prepayments as Freddie Mac bought back seriously delinquent loans from their guaranteed mortgage pools,” said Michael R. Hough, the Company’s Chief Executive Officer. “Also as expected, these prepayments increased our amortization expense from the write-off of unamortized premiums on the assets repurchased. We expect that Fannie Mae’s buyback program initiated in March, will proportionately impact our portfolio through the second quarter and that Freddie Mac’s program has likely been completed. Our decision to hold on to these securities, which we own at attractive prices, proved to be a good one as they actually have gained value since then. Our thought has been that the long-term value of these securities mitigates the near term effects we experienced in the quarter. Aside from that, the core spread on the existing portfolio was fairly consistent as borrowing costs remained stable while yields declined slightly on new investments. Going forward, our focus remains squarely on mitigating interest rate risk while monitoring federal administration monetary and regulatory policy for any significant changes.”

The Company’s portfolio, consisting of Fannie Mae and Freddie Mac guaranteed mortgage securities (agency securities), decreased to $6.8 billion at March 31, 2010, compared to $7.0 billion at the end of the previous quarter reflecting the Freddie Mac buybacks in March 2010. The portfolio’s weighted average coupon was 4.76% for the first quarter of 2010, compared to 4.88% for the fourth quarter of 2009, primarily reflecting lower reinvestment rates on new security purchases. The annualized yield on average assets declined to 4.10% for the first quarter of 2010, compared to 4.43% for the fourth quarter of 2009, primarily as a result of the increased amortization expense associated with the Freddie Mac buybacks. The annualized cost of funds on average liabilities (including hedges) was 1.51% in the first quarter of 2010, compared to 1.53% in the fourth quarter of 2009.

Dividend

The Company declared dividends of $1.20 per share of common stock with respect to the quarter ended March 31, 2010, which equaled the $1.20 per share dividend for the quarter ended December 31, 2009. Using the closing share price of $25.77 on March 31, 2010, the first quarter dividend equates to an annualized dividend yield of 18.6%.

Portfolio

The $6.8 billion portfolio of agency securities at March 31, 2010 consisted of 37.4% hybrid ARMs with 36 or fewer months to reset, 49.4% hybrid ARMs with 37 to 60 months to reset, 13.0% hybrid ARMs with 61 to 84 months to reset, and 0.2% hybrid ARMs with 85 to 120 months to reset. Of the Company’s total portfolio, 72.7% are supported by Fannie Mae and 27.3% are supported by Freddie Mac. At March 31, 2010, the weighted-average term to the next interest rate reset date was approximately 44 months, not adjusting for repayments.

During the first quarter of 2010, the expense of amortizing the premium on the Company’s securities was $9.2 million, compared to $6.2 million during the fourth quarter of 2009, reflecting the faster principal prepayments as a result of the Freddie Mac buybacks. The weighted-average principal repayment rate (scheduled and unscheduled principal payments as a percentage of the weighted-average portfolio, on an annual basis) during the first quarter of 2010 was 36.04%, compared to 22.7% during the fourth quarter of 2009, reflecting some continued seasoning of the Company’s portfolio in addition to the effect of the Freddie Mac buybacks.

Portfolio Financing and Leverage

At March 31, 2010, the Company had financed its portfolio with approximately $6.1 billion of borrowings under repurchase agreements bearing fixed interest rates until maturity. The Company’s repo debt-to-shareholders’ equity ratio at March 31, 2010, was 6.6 to 1. The Company’s repurchase agreements had a weighted-average term of approximately 42 days. Of the total repo borrowings, $400.0 million were longer term, with an average term of eight months. The Company also uses interest rate swap agreements to synthetically extend the fixed interest period of these liabilities and hedge against the interest rate risk associated with financing the Company’s portfolio. As of March 31, 2010, the Company had entered into interest rate swaps with a notional amount of $3.1 billion. The swap agreements, which are indexed to 30-day LIBOR, have an average remaining term of 28 months at an average fixed rate of 2.65%.

Book Value

The Company’s book value (shareholders’ equity) per share on March 31, 2010 was $25.48, down $0.26, or 1.01%, from the per share book value of $25.74 on December 31, 2009. The decrease in book value during the quarter represents the combination of an increase in the value of the Company’s existing agency securities, a decrease in the value of its interest rate swap positions, and the accelerated prepayments from the Freddie Mac delinquent loan buybacks.

Fannie Mae and Freddie Mac Delinquent Repurchase Activity

Earlier this year, Freddie Mac and Fannie Mae announced that they would be purchasing seriously delinquent mortgage loans out of securities that they currently guarantee. The impetus to this change was the recent adoption of new accounting standards which made the buyout of these loans a more favorable option than continuing to service their guarantees. The loans which they consider seriously delinquent are those loans that are more than 120 days past due.

Freddie Mac announced that its repurchase of these loans would result in principal payments being passed through to the mortgage-backed security holders on March 15, 2010 and April 15, 2010. The Company estimates that approximately $170 million of loans were repurchased by Freddie Mac from the Company’s mortgage-backed securities as a result of this program during the first quarter of 2010.

Fannie Mae announced that it will begin to repurchase delinquent loans in March 2010. Fannie Mae plans to conduct the repurchases over several months and to time the repurchases according to coupon rate, from highest to lowest over that period.

Conference Call

The Company will host a conference call at 10:00 a.m. EDT on Wednesday April 28, 2010, to discuss financial results for the first quarter ended March 31, 2010. To participate in the event by telephone, please dial (800) 860-2442 five to 10 minutes prior to the start time (to allow time for registration) and reference the conference “Hatteras Financial.” International callers should dial (412) 858-4600. A digital replay of the call will be available on Wednesday, April 28, 2010 at approximately 12:00 p.m. EDT through Thursday, May 13, 2010 at 9 a.m. EDT. Dial (877) 344-7529 and enter the conference ID number 439993. International callers should dial (412) 317-0088 and enter the same conference ID number. The conference call will also be webcast live over the Internet and can be accessed at Hatteras’ web site at www.hatfin.com. To monitor the live webcast, please visit the web site at least 15 minutes prior to the start of the call to register, download, and install any necessary audio software. An audio replay of the event will be archived on Hatteras’ web site.

About Hatteras Financial Corp.

Hatteras Financial is a real estate investment trust formed in 2007 to invest in adjustable-rate and hybrid adjustable-rate single-family residential mortgage pass-through securities guaranteed or issued by U.S. Government agencies or U.S. Government-sponsored entities, such as Fannie Mae, Freddie Mac or Ginnie Mae. Based in Winston-Salem, N.C., Hatteras is managed and advised by Atlantic Capital Advisors LLC. Hatteras is a component of the Russell 2000® and the Russell 3000® indices.

Forward-Looking Statements

This press release, together with other statements and information publicly disseminated by the Company, contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe the Company’s future plans, strategies and expectations, are generally identifiable by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project” or similar expressions. You should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond the Company’s control and which could materially affect actual results, performances or achievements. Factors that may cause actual results to differ materially from current expectations include the risk factors discussed in the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Accordingly, there is no assurance that the Company’s expectations will be realized. Except as otherwise required by the federal securities laws, the Company disclaims any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein (or elsewhere) to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

-     Financial Tables Follow –

Table 1

Hatteras Financial Corp.

Balance Sheets

(In thousands, except per share amounts)	(Unaudited)
	March 31, 2010	December 31, 2009
Assets
Mortgage-backed securities, at fair value (including pledged assets of $6,413,655 and $6,660,330 at March 31, 2010 and December 31, 2009, respectively)	$6,758,843	$6,992,771
Cash and cash equivalents	55,469	225,828
Restricted cash	62,616	61,361
Unsettled purchased mortgage-backed securities, at fair value	95,158	46,216
Accrued interest receivable	33,676	35,560
Principal payments receivable	206,002	35,917
Debt security, held to maturity, at cost	10,000	10,000
Interest rate hedge asset	534	7,851
Other assets	1,833	898

Total assets	$7,224,131	$7,416,402

Liabilities and shareholders’ equity
Repurchase agreements	$6,102,661	$6,346,518
Payable for unsettled securities	94,894	46,453
Accrued interest payable	2,692	2,969
Interest rate hedge liability	48,908	43,446
Dividend payable	43,766	43,440
Accounts payable and other liabilities	1,777	1,863

Total liabilities	6,294,698	6,484,689

Shareholders’ equity:
Preferred stock, $.001 par value, 10,000 shares authorized, none outstanding at March 31, 2010 and December 31, 2009	—	—
Common stock, $.001 par value, 100,000 shares authorized, 36,472 and 36,200 shares issued and outstanding at March 31, 2010 and December 31, 2009, respectively	36	36
Additional paid-in capital	777,452	770,232
Retained earnings	8,690	8,722
Accumulated other comprehensive income	143,255	152,723

Total shareholders’ equity	929,433	931,713

Total liabilities and shareholders’ equity	$7,224,131	$7,416,402

Table 2

Hatteras Financial Corp.

Statements of Income

(Unaudited)

(In thousands, except per share amounts)
	Three months Ended March 31, 2010	Three months Ended March 31, 2009

Interest income:
Interest income on mortgage-backed securities	$68,941	$67,655
Interest income on short-term cash investments	277	180

Interest income	69,218	67,835
Interest expense	23,440	25,996

Net interest income	45,778	41,839

Other income:
Gain on sale of mortgage-backed securities	1,044	—
Operating expenses:
Management fee	2,183	2,161
Share based compensation	342	311
General and administrative	563	559

Total operating expenses	3,088	3,031

Net income	$43,734	$38,808

Earnings per share – common stock, basic and diluted	$1.21	$1.07

Dividends declared per share	$1.20	$1.05

Weighted average shares outstanding	36,242	36,190

Table 3

Key Statistics

(Amounts are unaudited and subject to change)

(in thousands, except per share amounts)
	Three months ended (unaudited)
	March 31, 2010	December 31, 2009	September 30, 2009	June 30, 2009	March 31, 2009
Statement of Income Data
Interest income	$69,218	$72,802	$72,672	$69,806	$67,835
Interest Expense	(23,440)	(23,314)	(23,656)	(23,301)	(25,996)

Net Interest Income	45,778	49,488	49,016	46,505	41,839
Gain on sale of mortgage-backed securities	1,044	—	—	—	—

Operating Expenses	(3,088)	(3,159)	(3,249)	(3,009)	(3,031)

Net Income	$43,734	$46,329	$45,767	$43,496	$38,808

Earnings per share – common stock, basic and diluted	$1.21	$1.28	$1.26	$1.20	$1.07

Weighted average shares outstanding	36,242	36,200	36,200	36,193	36,190

Distributions per common share	$1.20	$1.20	$1.15	$1.10	$1.05

Key Portfolio Statistics
Average MBS	$6,733,004	$6,549,037	$6,347,472	$5,917,582	$5,524,133
Average Repurchase Agreements	$6,222,923	$6,079,893	$5,781,639	$5,359,086	$4,985,718
Average Equity	$941,919	$957,591	$910,096	$847,728	$785,979
Average Portfolio Yield	4.10%	4.43%	4.57%	4.71%	4.90%
Average Cost of Funds	1.51%	1.53%	1.64%	1.74%	2.09%
Interest Rate Spread	2.59%	2.90%	2.93%	2.97%	2.81%
Return on Average Equity	18.57%	19.35%	20.12%	20.52%	19.75%
Average Annual Portfolio Repayment Rate	36.04%	22.70%	22.26%	20.93%	12.36%
Debt to Equity (at period end)	6.6:1	6.8:1	6.4:1	6.4:1	6.5:1
Debt to Additional Paid in Capital at period end)	7.8:1	8.2:1	7.8:1	7.1:1	6.8:1

Note: The average data presented above are computed from the Company’s books and records, using daily weighted values. All percentages are annualized.

Table 4

Mortgage-backed Securities Portfolio as of March 31, 2010

(Amounts are unaudited and subject to change)

	MBS Amortized Cost	Gross Unrealized Gain	Estimated Fair Value	% of Total
(dollars in thousands)

Agency MBS
Fannie Mae Certificates	$4,783,190	$127,858	$4,911,048	72.7%
Freddie Mac Certificates	1,785,537	62,258	1,847,795	27.3%

Total MBS	$6,568,727	$190,116	$6,758,843

(dollars in thousands) Months to Reset	% of Portfolio	Current Face value	Weighted Avg. Coupon	Weighted Avg. Market Price	Market Value
0-36	37.4%	$2,412,312	5.15%	$104.75	$2,526,951
37-60	49.4%	3,202,938	4.47%	$104.21	3,337,871
61-84	13.0%	839,819	4.79%	$104.78	879,994
85-120	0.2%	13,588	4.39%	$103.23	14,027

Total MBS	100.0%	$6,468,657	4.76%	$104.49	$6,758,843

Table 5

Repo Borrowings March 31, 2010

(Amounts are unaudited and subject to change)

		Weighted Average
(dollars in thousands)	Balance	Contractual Rate
Within 30 days	$5,702,661	0.25%
30 days to 3 months	100,000	2.85%
3 months to 36 months	300,000	3.06%

	$6,102,661	0.43%

Repurchase Lines Outstanding as of March 31, 2010

(Amounts are unaudited and subject to change)

Repurchase Agreement Counterparties	Amount Outstanding	Percent of Total Amount Outstanding
Bank of America Securities, LLC	$622,014	10.0%
Citigroup Global Markets Inc.	482,745	7.9%
South Street Securities LLC	476,759	7.8%
Deutsche Bank Securities Inc.	462,488	7.6%
Barclays Capital Inc.	418,331	6.9%
BNP Paribas Securities Corp	413,920	6.8%
Cantor Fitzgerald & Co.	370,413	6.1%
Nomura Securities International, Inc.	338,704	5.6%
Credit Suisse Securities (USA) LLC	327,758	5.4%
Mitsubishi UFJ Securities (USA), Inc.	318,232	5.2%
Mizuho	307,989	5.0%
Morgan Stanley & Co. Incorporated	296,885	4.9%
ING Financial Markets LLC	285,711	4.7%
MF Global Inc.	243,109	4.0%
Jefferies & Company, Inc.	232,915	3.8%
Daiwa Securities America Inc.	162,064	2.7%
Greenwich Capital Markets, Inc.	144,947	2.4%
LBBW Securities LLC	130,477	2.1%
Goldman, Sachs & Co	67,200	1.1%

Total	$6,102,661	100.0%

Table 6

Hatteras Swap Portfolio as of March 31, 2010

(Amounts are unaudited and subject to change)

Maturity	Notional Amount	Remaining Term in Months	Fixed Interest Rate in Contract

12 months or less	$800,000	8	3.25%
Over 12 months to 24 months	600,000	16	3.39%
Over 24 months to 36 months	600,000	32	1.86%
Over 36 months to 48 months	600,000	41	2.05%
Over 48 months to 60 months	500,000	52	2.47%

Total	$3,100,000	28	2.65%

Contacts

Hatteras Financial Corp.

Kenneth A. Steele, Chief Financial Officer

336- 760-9331

or

CCG Investor Relations

Mark Collinson, Partner

310-954-1343

www.ccgir.com

Source: Hatteras Financial Corp.